                                                                  EXHIBIT 10.48

                            EXCLUSIVE MANUFACTURING
                                      AND
                                SALES AGREEMENT


     This Exclusive Manufacturing and Sales Agreement ("Agreement") is made and entered into as of September 16, 1997, by and between ELECTRONIC SIGN CORPORATION d/b/a AD ART, a California corporation ("Manufacturer"), and DON BELL INDUSTRIES, INC., a Florida corporation ("DBI").

                                   RECITALS:

     A. Manufacturer is engaged in the business of designing, manufacturing, assembling, selling and installing electronic wedge based display systems ("Ad Art Display Systems") throughout the world;

     B. DBI is engaged in the business of assembling, selling, installing and operating electronic display systems, including black and white and four-color animated light bulb display systems ("Display Systems");

     C. DBI desires to purchase from Manufacturer various components of Manufacturer's Ad Art Display Systems for the purpose of assembling such components, together along with other materials, in Display Systems to be sold by DBI in the Exclusive Territory (as hereinafter defined) and in the Non-Exclusive Territory (as hereinafter defined); and

     D. In consideration of the agreement of DBI to purchase components from Manufacturer, Manufacturer is willing to grant to DBI the exclusive right to market Display Systems utilizing Manufacturer's Components in the Exclusive Territory, and certain non-exclusive rights to market Display Systems utilizing Manufacturer's Components in the Non-Exclusive Territory, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manufacturer and DBI hereby agree as follows:



1. DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

     1.1 "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

     1.2 "COMPONENTS" means Modules containing lamps (points) of which there are 256 in the 1-inch configuration, 64 in the one and 1/2-inch configuration, and 64 in the 2-inch configuration. "Modules" means and include the following:

          Software
          Cabling - Jumpers
          Cabinet Supports
          Louvers
          Lenses
          Circuit Boards
          Lamps
          DIC Card
          Transformers

     1.3 (A) "CONTROL" (and "CONTROLS" and "CONTROLLED") means (a) the ownership of more than 50% of the voting securities or other voting interests of another Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person.

     1.4 "DIRECT MARKETING" means the marketing, solicitation and sale of a product or service directly by the manufacturer of such product or the provider of such service, including solicitation by direct mail, but excluding the marketing, solicitation and sale or rental directly or indirectly through any distributor, sales agent, sales representative or other Person.

     1.5 "EXCLUSIVE TERRITORY" means the states of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee.

     1.6 "GAMING INDUSTRY" means all businesses engaged in legalized gambling activities, including without limitation casinos.

     1.7 "NON-EXCLUSIVE TERRITORY" means all other states in the United States other than the Exclusive Territory and all other countries and territories, worldwide.

     1.8 "PERSON" means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, estate or unincorporated organization, and any federal, state or municipal government or any political subdivision thereof, any court, commission, board, bureau, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions or authority, and any other type of entity or organization.

     1.9 "SPORTS INDUSTRY" means all businesses engaged in the ownership and/or operation of individual and team sports stadiums and indoor arenas, but specifically does not include motor speedways and other facilities related to auto racing or other motor sports racing activities.

2. SALE AND PURCHASE OF COMPONENTS. DBI shall pay Manufacturer to manufacture and deliver Components to DBI, and Manufacturer shall manufacture and deliver such Components to DBI, as follows:

     2.1 OUTPUT REQUIREMENTS. Manufacturer shall manufacture and sell to DBI, on the terms hereinafter set forth, all Components required by DBI for Display Systems to be offered for sale by DBI in the Exclusive Territory and the Non-Exclusive Territory.

     2.2 COMPONENT PRICING. The purchase price to be paid by DBI to Manufacturer for Components ordered by DBI under this Agreement shall be as follows:

               1"   (5 watt) .................$3.50 per each lamp
               1 1/2" (5 watt) ...............$4.25 per each lamp
               1 1/2" (8 watt) ...............$Price TBD
               2" ............................$6.50 per each lamp


Manufacturer shall have the right to adjust the above Component prices on an annual basis by a percentage equal to the annual percentage increase, if any, in the Consumer Price Index as customarily measured.

     2.3 PRODUCT REQUIREMENTS. DBI shall notify Manufacturer in writing from time to time of the quantity and types of Components which DBI desires Manufacturer to manufacture, by presenting Manufacturer with DBI's purchase order within a reasonable time prior to the date on which DBI wishes to take delivery of the Components so ordered. All such Components shall be ETL approved or approved by a comparable testing laboratory.

     2.4 DELIVERY OF COMPONENTS. Unless otherwise agreed in writing by DBI, all Components and products and services ordered by DBI from Manufacturer under this Agreement shall be delivered or furnished by Manufacturer to DBI, F.O.B. Stockton, California, within 30 days following Manufacturer's receipt of DBI's purchase order as provided in Section 2.3 hereof.

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

     2.5 MARKETING MATERIALS. Each of DBI and/or Manufacturer may develop at its own expense sale and marketing materials. However, in the event DBI desires to use marketing materials developed by Manufacturer, or in the event Manufacturer desires to use marketing materials developed by DBI, the party producing such marketing materials shall be reimbursed by the other party 50% of all direct costs associated with the development of such marketing materials, and the other party shall pay all reproduction costs associated with its use of such marketing materials. DBI shall submit all advertising and marketing materials to be utilized by DBI under this Agreement to Manufacturer for Manufacturer's approval prior to DBI's use of such materials. Unless Manufacturer delivers written notice of any objections to such materials to DBI within five (5) business days after delivery of such materials by DBI to Manufacturer, Manufacturer will be deemed to have approved the use of such materials.

     2.6 TAXES AND DUTIES. Any and all federal, state or municipal excise, sales, service or use taxes or fees or customs duties now or hereafter payable in respect of any materials or services furnished or provided by Manufacturer to DBI under this Agreement shall be the sole obligation of and shall be paid by DBI, except as may be otherwise specified in this Agreement. Notwithstanding the foregoing, DBI shall not be obligated to pay any taxes of any nature based on income earned by Manufacturer on the sale of materials and services under this Agreement.

     2.7 PERMITS AND LICENSES. DBI, at its sole cost and expense, shall obtain all permits and licenses necessary for the shipment and installation of any and all Components purchased by DBI pursuant to this Agreement. Manufacturer shall cooperate with DBI in obtaining all such permits and licenses, including without limitation the supplying by Manufacturer to DBI of engineering drawings, electrical and computer specifications (as required), artwork and other items as DBI may reasonably request in order to obtain such permits or licenses.

     2.8  WARRANTIES.

          (a) Manufacturer shall warrant to DBI, and DBI shall have the right to pass such warranty on to its customers, that each Component manufactured pursuant to the terms of this Agreement will be free from defects in materials and workmanship for a period of one (1) year following the date of installation by DBI of the Display System containing such Component. Manufacturer's liability under such warranty shall be limited to the replacement or repair of defective Components, to be performed at Manufacturer's production facility in Stockton, California. Defective Component parts will be shipped by DBI at the expense of DBI to Manufacturer in Stockton, California. Replacement or repaired Component parts will be shipped by Manufacturer at its expense (excluding applicable customs duties) using the same method of shipment used by DBI, to a site designated by DBI. Repaired parts or replacements will be returned by Manufacturer to DBI in 10 days or less.

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

          (b) Manufacturer represents and warrants to DBI that each Component manufactured and delivered to DBI under this Agreement will not infringe upon patent, trademark, trade name, service mark, copyright or other intellectual property of any other Person.

     2.9 DEVELOPMENT OF HARDWARE AND SOFTWARE. In the course of manufacturing Components and designing Display Systems for DBI, Manufacturer will cooperate with DBI in the acquisition or development of any specialized hardware or software to be incorporated in such Display Systems that is not already manufactured by Manufacturer; provided, however, that DBI shall reimburse Manufacturer for any design related expenses incurred by Manufacturer in connection with the development of any such specialized hardware or software, and Manufacturer shall use its best efforts to conform Display Systems assembled and sold to DBI to the instructions and specifications of DBI. Any and all improvements, inventions and know-how, patentable or unpatentable, which may developed in connection with this Agreement shall be the property of the party bearing the substantial part of the design-related costs in developing same.

     2.10 NEW MANUFACTURER PRODUCTS. In the event Manufacturer develops new Display Systems products, components or technologies in the course of its business, such new display systems, components and technologies shall be deemed to be, and be included in the definition of, "Components" under this Agreement and, provided Manufacturer and DBI are able to agree as to the price payable by DBI for such new display systems, components or technology, DBI shall have all rights with respect thereto as "Component" under this Agreement.

3.   EXCLUSIVE TERRITORY AND NON-EXCLUSIVE TERRITORY.

     3.1 EXCLUSIVE TERRITORY. Manufacturer hereby designates DBI as Manufacturer's exclusive distributor of Ad Art Display Systems in the Exclusive Territory and, while this Agreement is in effect, neither Manufacturer nor any of its Affiliates shall, directly or indirectly, (a) market or distribute (for sale or rental) any Ad Art Display Systems or any Components in the Exclusive Territory, or (b) engage, appoint or otherwise use any distributor, sales agent or sales representative to directly or indirectly market or distribute (for sale or rental) any Ad Art Display Systems or any Components to any Person that Manufacturer knows or reasonably should know intends to sell, rent or otherwise distribute such Ad Art Display System or Component in the Exclusive Territory. Notwithstanding the foregoing, Manufacturer shall have the right to sell, rent or otherwise distribute, by Direct Marketing only, Ad Art Display Systems within the Exclusive Territory to the Gaming Industry and the Sports Industry.

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

     3.2  SALES OF OTHER WEDGE-BASED SYSTEMS.

          (a) Except as otherwise provided in subpart (b) herein, during the term of this Agreement DBI shall not submit any proposal to any account or potential account in the Exclusive Territory for the sale, lease or other distribution of a Display System containing wedge-based components other than Components of Manufacturer.

          (b) With respect to proposals made to accounts in the Non-Exclusive Territory, DBI shall first offer only Display Systems containing Manufacturer's Components. However, if Manufacturer does not provide its approval of a proposal to an account in the Non-Exclusive Territory (as required pursuant to Section 3.3), DBI shall then have the right offer to such account a Display System containing components other than those of Manufacturer, including without limitation those developed by DBI. DBI shall also have the right to offer Display Systems containing wedge-based components other than those of Manufacturer to any account in the Gaming Industry or the Sports Industry within the Exclusive Territory that is not deemed a Protected Account under Section 3.2 hereof and thus is an account for which DBI and Manufacturer are in competition.

4.   TERM OF AGREEMENT; TERMINATION.

     4.1 TERM. This Agreement shall remain in effect for a term of five (5) years from the date hereof, and shall automatically be renewed thereafter for successive one-year terms unless either party provides written notice to the other party of its intent not to renew, not less than 90 days prior to the expiration of the initial term or any renewal term.

     4.2 TERMINATION. This Agreement may be terminated prior to the expiration of the initial term or any renewal term only as follows:

          (a)  At any time by mutual written agreement of the parties.

          (b) By either party upon 12 months' prior written notice to the other party.

          (c) By Manufacturer, in the event DBI fails to perform any of its obligations under this Agreement and such nonperformance is not remedied or otherwise cured to the satisfaction of Manufacturer within 30 days following written notice from Manufacturer to DBI setting forth the nature of such nonperformance and the actions required to be taken by DBI to remedy or cure such nonperformance.

          (d) By DBI, in the event that Manufacture fails to perform any of its obligations under this Agreement and such nonperformance is not remedied or otherwise cured to the satisfaction of DBI within 30 days following written notice from DBI to

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

Manufacturer setting forth the nature of such nonperformance and the actions required to be taken by Manufacturer to remedy or cure such nonperformance.

5.   INDEMNIFICATION.

     5.1 INDEMNIFICATION BY DBI. DBI shall indemnify, defend and hold harmless Manufacturer and each of its Affiliates and their respective shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, loss, damage and expense, including without limitation reasonable attorneys' fees and costs, arising out of or in connection with:

          (a) any actual or alleged breach by DBI of any representation or warranty made by DBI in this Agreement;

          (b) any actual or alleged breach, default or nonperformance by DBI of any of its covenants and obligations contained in this Agreement; or

          (c)  subject to the warranty obligations of Manufacturer set forth in
Section 2.8 above, claims by third parties for consequential or other damages relating to delays, defects or other problems caused or created by (i) DBI in the assembly of Components into Display Systems sold or leased by DBI, or (ii) defects in design or manufacture of Components resulting solely from written instructions by DBI to Manufacturer.

     5.2 INDEMNIFICATION BY MANUFACTURER. Manufacturer shall indemnify, defend and hold harmless DBI and each of its Affiliates and their respective shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, loss, damage and expense, including without limitation reasonable attorneys' fees and costs, arising out of or in connection with:

          (a) any actual or alleged breach by Manufacturer of any representation or warranty made by Manufacturer in this Agreement; or

          (b) any actual or alleged breach, default or nonperformance by Manufacturer of any of its covenants and obligations contained in this Agreement; or

          (c) any claims by third-parties for consequential or other damages caused or created as the result of defects in design or manufacture of Components by Manufacturer; provided, however, Manufacturer shall not be required to indemnify DBI or any of its Affiliates from any defects in design or manufacture of Components caused by, or as the result of any action or omission on the part of, DBI or any of its employees or agents.

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

     5.3 THIRD PARTY CLAIMS. Any party claiming indemnity hereunder ("Indemnified Party") shall give the party against whom indemnity is sought ("Indemnifying Party") prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought from the Indemnifying Party because of the indemnity provisions set forth in this Article
5. If such claim for indemnity arises in connection with a legal action instituted by a third party ("Third Party Claim"), the Indemnified Party hereby agrees that, within five (5) business days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim.

     The Indemnifying Party shall, within five (5) business days after the date that the Indemnified Party gives notice of a claim (whether a Third Party Claim or otherwise) as provided above, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified Party.

     If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall have the right, after conceding in writing its obligation of indemnity hereunder, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in such defense is reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party accepts its indemnity obligations hereunder in connection with a Third Party Claim but elects not to conduct the defense thereof, the Indemnified Party may defend and/or settle such Third Party Claim and shall be entitled to be indemnified for the full amount of such claim and all costs and expenses, including attorneys' fees, incurred in connection therewith pursuant to this Article 5.

     If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party contests or does not accept its indemnity obligation hereunder, the Indemnified Party shall have the right to defend and/or settle such Third Party Claim and thereafter seek indemnity from the Indemnifying Party pursuant to this Article 5; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

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

6. CONFIDENTIALITY. Except as otherwise agreed in writing signed by both parties, neither DBI nor Manufacturer shall, or permit their Affiliates or their respective shareholders, directors, officers, employees and agents to, divulge, disclose, or otherwise communicate directly or indirectly, for any purpose or for the benefit of any other Person, any confidential or proprietary information relating to either of their respective businesses, products or services, except as may reasonably be necessary for the installation, operation, maintenance and repair of Display Systems utilizing Manufacturer's Components, provided that each Person receiving such confidential or proprietary information for such limited purpose shall agree in writing to be bound by the provisions of this
Article 6. Each party acknowledges that confidential and proprietary information shall not include any: (a) information which is or becomes part of the public domain through no fault of the other party hereto or any of its Affiliates; or (b) information required to be disclosed by judicial action, provided that immediately after either party receives notice of such judicial action, it notifies the other party in writing of such action so as to give such other party the opportunity to seek legal remedies to maintain the confidential or proprietary aspects of such information to the extent permitted under applicable law. Notwithstanding the foregoing, Manufacturer shall supply to DBI with each Component manufactured hereunder, sufficient technical documentation and information and other materials to enable DBI to install and make repairs at the site of each Display System assembled and distributed by Bell under this Agreement.

7.   GENERAL PROVISIONS.

     7.1 AMENDMENT; WAIVER. This Agreement may not be amended, nor may any obligation of either party hereunder be waived, except by an instrument in writing signed on behalf of each of the parties hereto. The waiver of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or any other provision or subsequent breach.

     7.2 INJUNCTIVE RELIEF; REMEDIES CUMULATIVE. The parties acknowledge that monetary damages may not be an adequate remedy for any breach or nonperformance under this Agreement and, accordingly, in the event of a breach or threatened breach by one of the parties under this Agreement, the other party shall have the right to obtain temporary and permanent injunctive relief against any such breach or threatened breach without the showing of irreparable harm or that such party's remedies at law are inadequate. All rights and remedies of any party to this Agreement shall be cumulative and concurrent and may be exercised singularly, successively or concurrently, at the sole discretion of such party and may be exercised as often as occasion therefor may exist.

     7.3 ARBITRATION. The parties shall resolve any disputes arising out of or related to this Agreement through binding arbitration conducted in accordance with the rules and regulations of the American Arbitration Association. The arbitrator shall have the power to

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

award monetary damages, equitable relief, attorneys' fees and costs, and to order either or both parties to take or refrain from taking certain actions required or prohibited by this Agreement. Notwithstanding the foregoing, in the event either party hereto determines in its reasonable discretion that its rights hereunder would be significantly impaired unless it were able to obtain temporary injunctive relief, such party shall have the right to petition any court described in Section 7.4 for injunctive relief as contemplated in Section 7.2, prior to submitting any dispute to arbitration in accordance with this
Section 7.3

     7.4 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto agrees that any suit, action or proceeding with respect to this Agreement shall be brought against it in any state or federal court of competent jurisdiction in Las Vegas, Nevada and irrevocably waives any (a) right of immunity that such party may now have or hereafter acquire from service of process or the jurisdiction of the aforesaid courts and (b) any objection that such party may now have or hereafter acquire to the laying of venue of any such suit, action or proceeding in any such court. The parties hereby irrevocably accept and submit themselves to the jurisdiction of such courts in any such suit, action or proceeding, and agree that final judgment (with the exhaustion of all appeals) shall be conclusive and binding in any jurisdiction in which such party resides or owns property.

     7.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither this Agreement, nor any right or obligation hereunder, may be assigned or delegated by either party hereto without the prior written consent of the other party hereto.

     7.6 NOTICES. All notices required or permitted to be given under this Agreement or any Purchase Agreement shall be in writing and shall be sent by (a) certified or registered mail, postage prepaid, return receipt requested; (b) Federal Express, next business day delivery; or (c) telecopy confirmed by first class mail.

          If to Manufacturer:
                 Electronic Sign Corporation d/b/a Ad Art
                 Attn: Terry J. Long, President
                 5 Thomas Mellon Circle, Suite 130
                 San Francisco, California 94134
                 Telephone: (415) 468-7025
                 Fax: (415) 468-5012

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

          If to DBI:
                 Don Bell Industries, Inc.
                 Attn: Gary D. Bell, President
                 385 Oak Place
                 Port Orange, Florida 32127
                 Telephone: (904) 788-8084
                 Fax: (904) 767-7331

          with a copy to:
                 Marshall S. Harris, P.A.
                 Broad and Cassel
                 390 N. Orange Ave., Suite 1100
                 Orlando, FL 32801
                 Telephone: (407) 839-4200
                 Fax: (407) 425-8377

or to such other address as a party may designate in writing. Any notice given pursuant to clause (a) of this Section 7.6 shall be effective four days after the day it is mailed or upon receipt evidenced by the U.S. Postage Service return receipt card, whichever is earlier. Any notice given pursuant to clause
(b) of this Section 7.6 shall be effective on the business day following the day of delivery to or picked up by Federal Express. Any notice given pursuant to clause (c) of this Section 7.6 shall be effective when transmitted.

     7.7 SEVERABILITY. If any provision of this Agreement or the application thereto to any Person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     7.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes any and all other agreements, arrangements and understandings among the parties with respect to such subject matter, and no agreements, arrangements, understandings, representations or warranties with respect to such subject matter shall be binding upon either of the parties unless specified herein or therein.

     7.9 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, and their successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

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

     7.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     7.11 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     7.12 EXPENSES. Except as otherwise specifically provided herein, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, actuaries and accountants.

     7.13 ACTIONS BY AFFILIATES. To the extent that this Agreement requires action to be taken by any Affiliates of either party hereto, such party shall cause such action to be taken.

     IN WITNESS WHEREOF, Electronic Sign Corporation d/b/a Ad Art and Don Bell Industries, Inc. have caused this Exclusive Manufacturing and Sales Agreement to be entered into by their duly authorized officers, as of the day and year first above stated.



                                                ELECTRONIC SIGN
CORPORATION
                                                D/B/A AD ART


                                                By:
   /S/ Terry J. Long
-----------------------
                                                      Terry J. Long, President


                                                DON BELL INDUSTRIES, INC.


                                                By:
   /S/ Gary D. Bell
-----------------------
                                                      Gary D. Bell, President


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